UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

PURE Bioscience, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION – DATED DECEMBER 18, 2025

PURE BIOSCIENCE, INC.

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 17, 2026

TO OUR STOCKHOLDERS:

             , 2026

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of PURE Bioscience, Inc. on Wednesday, February 17, 2026 at 10:30 a.m. local time. The meeting will be held at SpringHill Suites Huntington Beach Orange County – 7872 Edinger Avenue, Huntington Beach, CA 92647.

We are pleased to take advantage of the rules established by the Securities and Exchange Commission (the “SEC”) that allow companies to furnish proxy materials primarily over the internet. We believe that this will allow us to promptly provide proxy materials to you, while lowering the costs of distribution and reducing the environmental impact of our annual meeting.

On                 , 2026, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended July 31, 2025, over the internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your proxy materials by mail, the Annual Report, the Notice of 2026 Annual Meeting of Stockholders, the Proxy Statement, and proxy card will be enclosed.

The matters to be acted upon are described in the Notice of 2026 Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will report on our operations and respond to questions from stockholders.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on your proxy card. If you attend the meeting you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

Chief Executive Officer

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION – DATED DECEMBER 18, 2025

PURE BIOSCIENCE, INC.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

FEBRUARY 17, 2026

TO OUR STOCKHOLDERS:

Our 2026 annual meeting of stockholders (the “Annual Meeting”) of PURE Bioscience, Inc. will be held at SpringHill Suites Huntington Beach Orange County – 7872 Edinger Avenue, Huntington Beach, CA 92647, on February 17, 2026 at 10:30 a.m. local time, for the following purposes:

1.	To elect seven directors to hold office until the next annual meeting and until their respective successors are elected and qualified;

2.	To ratify the appointment of Weinberg & Company, P.A. as our independent registered public accounting firm for the fiscal year ending July 31, 2026;

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers, during the fiscal year ended July 31, 2025; and

4.	To approve an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 200,000,000 shares to 250,000,000 shares.

To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends a vote FOR each of the seven director nominees and FOR proposals 2, 3 and 4 listed above. Stockholders of record at the close of business on               , 2025 are entitled to notice of, and to vote on, all matters at the Annual Meeting and any reconvened meeting following any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for viewing by any stockholder, for any purpose relating to the meeting, during ordinary business hours by contacting our Corporate Secretary at 619-596-8600.

All stockholders are invited to attend the Annual Meeting. You are urged to vote or submit your proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Telephone and internet voting are available. For specific instructions on voting, please refer to the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: Our Annual Report on Form 10-K, Notice and Proxy Statement are available electronically at www.proxydocs.com.

By Order of the Board of Directors

Chief Executive Officer

, 2026

TABLE OF CONTENTS

GENERAL INFORMATION	1
GOVERNANCE OF OUR COMPANY	5
PROPOSAL ONE ELECTION OF DIRECTORS	9
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF WEINBERG & COMPANY, P.A AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY PCAOB ID NO: 572	12
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	13
PROPOSAL THREE ADVISORY VOTE ON EXECUTIVE COMPENSATION	14
PROPOSAL FOUR AMENDMENT TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 150,000,000 SHARES TO 200,000,000 SHARES	16
EXECUTIVE OFFICERS	17
EXECUTIVE COMPENSATION	18
DIRECTOR COMPENSATION	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
OTHER MATTERS	26
STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING	26
HOUSEHOLDING OF ANNUAL MEETING MATERIALS	27
ANNUAL REPORT	28

PURE BIOSCIENCE, INC.

771 Jamacha Rd. #512

El Cajon, CA 92019

PROXY STATEMENT FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 17, 2026

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of PURE Bioscience, Inc. (the “Company”) to be voted at the 2026 Annual Meeting of Stockholders (the “Meeting” or “Annual Meeting”) to be held on Wednesday, February 17, 2026 at SpringHill Suites Huntington Beach Orange County – 7872 Edinger Avenue, Huntington Beach, CA 92647 at 10:30 a.m., local time, and any adjournments or postponements thereof. This “Proxy Statement” and the accompanying proxy are being made available to our stockholders on or about                      , 2026. References in this Proxy Statement to “the Company,” “we,” “PURE,” “our,” and “us” are to PURE Bioscience, Inc.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials, including this Proxy Statement and our Annual Report for the fiscal year ended July 31, 2025 (the “Annual Report”) to stockholders by providing access to these documents through the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, our Notice of Internet Availability of Proxy Materials provides instructions on how to access and review the proxy materials on the internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to cast your vote via the internet or by telephone. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the Notice of Internet Availability of Proxy Materials.

Record Date

Holders of record of our shares of Common Stock, our only class of issued and outstanding voting securities (the “Common Stock”), at the close of business on                         , 2025 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On                         , 2025,                          shares of our Common Stock were issued and outstanding.

Broker Non-Votes

“Broker non-votes” are shares held in street name by brokers or nominees who are present in person or represented by proxy, but which are not voted on a particular matter because the brokers or nominees do not have discretionary authority with respect to that proposal and they have not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of the Company’s independent registered public accountants and the proposal to amend the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock. The remaining proposals to be considered at the Annual Meeting are considered to be non-routine matters, including the election of directors and the non-binding advisory vote on the compensation of our named executive officers. As a result, if you do not provide your broker or nominee with voting instructions on these non-routine matters your shares will not be voted on these proposals.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

The Annual Meeting may be adjourned from time to time and at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders except as required by applicable law and our charter documents.

Stockholders of Record

You are a “stockholder of record” if, on                      , 2025, your shares are registered directly in your name with our transfer agent, Transfer Online, Inc. As a stockholder of record, you have the right to grant your voting proxy directly to the proxies designated by the Company or to vote in person at the Annual Meeting. As of the record date, we had          holders of record.

1

Shares Held in Street Name

You are deemed to beneficially own your shares in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization. If this is the case, you will receive a separate voting instruction form with this Proxy Statement from such organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to virtually attend the Annual Meeting. If you hold your shares in street name and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will not be voted on any proposals on which such party does not have discretionary authority to vote (a “broker non-vote”), as further described above under the heading “Broker Non-Votes.”

Please note that if your shares are held of record by a broker, bank, trustee or nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

Voting Matters

Stockholders are entitled to cast one vote per share of Common Stock on each matter presented for consideration by the stockholders. A list of stockholders entitled to vote at the Annual Meeting will be available by the Corporate Secretary for examination by any stockholder for a proper purpose during normal business hours for a period of at least 10 days preceding the day of the Annual Meeting.

There are four proposals scheduled to be voted on at the Annual Meeting:

1.	To elect seven directors to hold office until the next annual meeting and until their respective successors are elected and qualified;

2.	To ratify the appointment of Weinberg & Company, P.A. as our independent registered public accounting firm for the fiscal year ending July 31, 2026;

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers, during the fiscal year ended July 31, 2025;

4.	To approve an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 200,000,000 shares to 250,000,000 shares.

Our Board of Directors recommends a vote FOR each of the seven director nominees and FOR proposals 2, 3 and 4 listed above.

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted your proxy, the persons named in your proxy will have the discretion to vote on those matters for you.

2

Required Vote

Assuming a quorum is present, either in person or by proxy, the following vote is required for the proposals scheduled to be voted on at the Annual Meeting:

1.	Election of Directors: Directors will be elected by a plurality of the votes, which means the seven nominees who receive the greatest number of FOR votes will be elected. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

2.	Ratification of Auditors: The ratification of the appointment of Weinberg & Company, P.A. as our independent registered public accounting firm for the fiscal year ending July 31, 2026 requires that a majority of the votes cast, whether in person or represented by proxy, are voted FOR this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

3.	Executive Compensation: The approval, on a non-binding advisory basis, of the compensation of our named executive officers during the fiscal year ended July 31, 2025 requires that a majority of the votes cast, whether in person or represented by proxy, are voted FOR this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

4.	Amendment to our Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock: The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date will be required to approve this amendment to our Certificate of Incorporation. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will not be considered as votes cast for or against this proposal, and as a result, abstentions will have the same effect as a vote against this proposal. Additionally, broker non-votes will have the same effect as a vote against this proposal

Voting Instructions

If you are a stockholder of record, you can vote in the following ways:

●	By Internet: By following the Internet voting instructions included in the Notice of Internet Availability of Proxy Materials or by following the instructions on the proxy card at any time up until 11:59 p.m., Eastern Standard Time, on February 16, 2026.

●	By Telephone: By following the telephone voting instructions included in the Notice of Internet Availability of Proxy Materials or by following the instructions on the proxy card at any time up until 11:59 p.m., Eastern Standard Time, on February 16, 2026.

●	By Mail: You may vote by mail by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

If your shares are held in street name, please follow the separate voting instructions you receive from your broker, bank, trustee or other nominee.

Proxies

All shares represented by a proxy will be voted at the Annual Meeting, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If a stockholder does not indicate a choice on the proxy card, the shares will be voted in favor of the election of each of the nominees for director contained in this Proxy Statement and in favor of each of the other proposals considered at the Annual Meeting.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you will receive a separate voting instruction form with your proxy materials. Your broker may vote your shares on the proposal to ratify our independent auditors, but will not be permitted to vote your shares with respect to the election of directors or on any of the other proposals unless you provide instructions as to how to vote your shares. Please note that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

3

Multiple Proxies

If you receive more than one set of proxy materials it generally means you hold shares registered in multiple accounts. To ensure that all your shares are voted, please submit proxies or voting instructions for all of your shares.

Proxy Revocation Procedure

If you are a stockholder of record, you may revoke your proxy: (i) by written notice of revocation mailed to and received by the Secretary of the Company prior to the date of the Annual Meeting; (ii) voting again via the Internet or by telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Standard Time) on February 16, 2026; (iii) by executing and delivering to the Secretary a proxy dated as of a later date than a previously executed and delivered proxy (provided, however, that such action must be taken prior to 11:59 p.m. (Eastern Standard Time) on February 16, 2026); or (iv) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself revoke a proxy.

Solicitation Costs

The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies therefor. This Proxy Statement and the accompanying materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians, nominees and other like parties to beneficial owners of shares of Common Stock. The Company will pay reasonable expenses incurred in forwarding the proxy materials to the beneficial owners of shares and in obtaining the written instructions of such beneficial owners. The Company may consider the engagement of a proxy solicitation firm. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact, but they will not receive any additional compensation for these activities.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Form 8-K report filed with the SEC.

4

GOVERNANCE OF OUR COMPANY

Overview

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics, together with our Certificate of Incorporation, Bylaws, as amended (the “Bylaws”) and the charters of our Board Committees, form the basis for our corporate governance framework. As discussed below, our Board of Directors has established two standing committees to assist it in fulfilling its responsibilities to the Company and its stockholders: the Audit Committee and the Compensation Committee. The Board of Directors performs the functions typically assigned to a Nominating and Corporate Governance Committee.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to ensure effective corporate governance of our Company. Our Corporate Governance Guidelines cover topics including, but not limited to, director qualification criteria, director responsibilities, director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its Committees. Our Corporate Governance Guidelines are reviewed regularly by the Board and revised when appropriate. The full text of our Corporate Governance Guidelines can be found in the “Corporate Governance” section within the Investor Section of our website accessible at www.purebio.com. A printed copy may also be obtained by any stockholder upon request to our Corporate Secretary.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our employees, officers and directors. This Code of Conduct constitutes a “code of ethics” as defined by the rules of the SEC. This Code of Conduct also contains “whistle blower” procedures adopted by our Audit Committee regarding the receipt, retention and treatment of complaints related to accounting, internal accounting controls or auditing matters and procedures for confidential anonymous employee complaints related to questionable accounting or auditing matters. Copies of the Code of Conduct may be obtained free of charge from our website, www.purebio.com. Any amendments to, or waivers from, a provision of our Code of Conduct that applies to any of our executive officers will be posted on our website in accordance with the rules of the SEC. Other than as specifically referenced herein, the information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

Director Independence

We are not currently listed on any national securities exchange or in an inter-dealer quotation system that has established a standard for independence. However, in evaluating the independence of our members and the composition of the committees of our Board of Directors, our Board utilizes the definition of “independence” as that term is defined by applicable listing standards of the NYSE American. As of the date hereof, our Board consists of seven members, four of whom are considered independent as that term is defined by applicable listing standards of the NYSE American. Our independent directors include: Messrs. Chen, Rendall, Blotner and Zehr.

Board and Committee Attendance

During the fiscal year ended July 31, 2025, the Board met six times and it took action by unanimous written consent three times. During the fiscal year ended July 31, 2025, our Audit Committee met four times. Each member of our Board attended at least 75% or more of the aggregate of the meetings of our Board of Directors and of the committees on which he served, held during the period for which such member was a director or committee member.

5

Director Attendance at Annual Meeting

We believe the annual meeting of stockholders provides a good opportunity for our directors to hear any feedback the stockholders may share with the Company at the meeting. As a result, we encourage our directors to attend our annual meeting. We reimburse our directors for the reasonable expenses incurred by them in attending the annual meeting.

Executive Sessions

Executive sessions of our independent directors are held at each regularly scheduled meeting of our Board and at other times as necessary and are chaired by the Chairman of the Board. The Board’s policy is to hold executive sessions without the presence of management, including our President and Chief Executive Officer and Executive Vice President of Technology and Development. Our Board Committees also generally meet in executive session at the end of each committee meeting.

Board Committees

Compensation Committee. The Compensation Committee currently consists of Messrs. Chen (Chair), Blotner, Rendall and Zehr. The functions of the Compensation Committee include the approval of the compensation offered to our executive officers and recommending to the full Board the compensation to be offered to our directors, including our Chairman. The Board has determined that Messrs. Chen, Blotner, Rendall and Zehr are each an “independent director” under the listing standards of the NYSE MKT. In addition, the members of the Compensation Committee each qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee is governed by a written charter approved by the Board, a copy of which is available on our website at www.purebio.com.

Audit Committee. The Audit Committee currently consists of Messrs. Chen (Chair), Blotner, Rendall and Zehr. The functions of the Audit Committee include the retention of our independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit, reviewing the adequacy of the Company’s accounting and financial controls and reviewing the independence of the Company’s independent registered public accounting firm. The Board has determined that Messrs. Chen, Blotner, Rendall and Zehr are each an “independent director” under the listing standards of the NYSE MKT. The Board has also determined that Messrs. Chen, Blotner and Rendall are each an “audit committee financial expert” within the applicable definition of the SEC. The Audit Committee is governed by a written charter approved by the Board, a copy of which is available on our website at www.purebio.com.

Nominating and Corporate Governance Committee. The Board has not established a Nominating and Corporate Governance Committee, and as a result performs the functions typically assigned to a Nominating and Corporate Governance Committee, including the following roles: identification, recruitment and nomination of candidates for the Board and the Board Committees, determining the structure, composition and functioning of the Board and its committees including the reporting channels through which the Board receives information and the quality and timeliness of the information; developing and recommending to the Board corporate governance guidelines applicable to the Company and annually reviewing and recommending changes, as necessary or appropriate; and overseeing the annual evaluation of the Board’s effectiveness and performance.

6

Board and Committee Effectiveness

The Board and each of its Committees perform an annual self-assessment to evaluate their effectiveness in fulfilling their obligations. The Board and Committee evaluations cover a wide range of topics, including, among others, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Guidelines and charters for each Committee.

Board Leadership Structure

Our Bylaws provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. At the current time, Mr. Chen serves as our Chairman of the Board, and Mr. Bartlett serves as our Chief Executive Officer. Our Board believes our leadership structure enhances the accountability of our Chief Executive Officer to the Board and encourages balanced decision making. In addition, the Board believes that this structure provides an environment in which its independent directors are fully informed, have significant input into the content of Board meetings and are able to provide objective and thoughtful oversight of management. Our Board also separated the roles in recognition of the differences in responsibilities. While our Chief Executive Officer is responsible for the day-to-day leadership of the Company and its business operations, the Chairman of the Board provides guidance to the Board, sets the agenda for Board meetings and presides over the meetings of the full Board and the meetings of the Board’s non-management directors. The Board Chairman also provides performance feedback on behalf of the Board to our Chief Executive Officer. The Board intends to carefully evaluate from time to time whether our Chief Executive Officer and Chairman positions should remain separate based on what the Board believes is best for the Company and its stockholders.

Board Oversight of Risk

The Board is actively involved in the oversight of risks that could affect the Company. The Board as a whole has responsibility for risk oversight of the Company’s risk management policies and procedures, with reviews of certain areas being conducted by the relevant Board committee. The Board satisfies this responsibility through reports by each Committee Chair regarding the Committee’s considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company. Specifically, the Board committees address the following risk areas:

●	The Compensation Committee is responsible for overseeing the management of risks related to the Company’s executive compensation plans and arrangements.

●	The Audit Committee discusses with management the Company’s major financial and other risk exposures , including cybersecurity, and the steps management has taken to monitor and control such exposures.

The Board as a whole considers risks related to regulatory and compliance matters as well as risks related to the Company’s sales and marketing and research and development initiatives.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s day-to-day business operations.

Stockholder Recommendations for Director Nominees

In nominating candidates for election as a director, the Board will consider a reasonable number of candidates recommended by a single stockholder who has held over 20% of PURE Bioscience Common Stock for over one year and who satisfies the notice, information and consent provisions set forth in our Bylaws and Corporate Governance Guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Board of Directors in care of the Corporate Secretary, PURE Bioscience, Inc., 771 Jamacha Rd. #512, El Cajon, CA 92019. The Board of Directors will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees. A printed copy of our Bylaws may be obtained by any stockholder upon request to our Corporate Secretary.

7

Identification and Evaluation of Director Nominees

In evaluating nominees for membership on our Board, our Board applies the Board membership criteria set forth in our Corporate Governance Guidelines. Under these criteria, the Board takes into account many factors, including an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, diversity of experience, integrity and ability to represent the best interests of the Company’s stockholders. In addition, the Board also considers the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Board does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board does not have a formal policy with respect to diversity of nominees. Rather, our Board considers Board membership criteria as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board.

Our Board regularly assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates who may come to the attention of the Board through current Board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the Board, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines. As stated above, our Board will consider candidates proposed for nomination by our significant stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, PURE Bioscience, Inc., 771 Jamacha Rd. #512, El Cajon, CA 92019. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

Insider Trading Arrangements and Policies

We have adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees, or the Company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company.

Communications with the Board of Directors

The Board desires that the views of stockholders will be heard by the Board, its Committees or individual directors, as applicable, and that appropriate responses will be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with the Board, any Board Committee, the independent directors as a group or any individual director may send communications directly to the Company in care of the Corporate Secretary, PURE Bioscience, Inc., 771 Jamacha Rd. #512, El Cajon, CA 92019. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

8

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees for Director

Our business is managed under the oversight of our Board of Directors. Our board of directors currently consists of the following seven individuals: Tom Y. Lee, CPA, Ivan Chen, Tom Myers, David Rendall, Robert Bartlett, Bernard Blotner and Darin Zehr. Our Board has nominated the following persons for election or re-election at the Annual Meeting:

Name	Age	Director Since	Position(s) Held
Tom Y. Lee,	77	2014	Director
Ivan Chen, Chairman	43	2018	Chairman
Tom Myers, EVP	73	2021	EVP / Director
David M. Rendall	53	2021	Director
Robert Bartlett, CEO	80	2023	CEO /Director
Bernard Blotner	75	2023	Director
Darin Zehr	57	2024	Director

In addition to the information regarding our directors and skills that led our Board to conclude that the individual should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. We believe they each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board.

The Board also believes that re-electing seven of our incumbent directors helps to promote stability and continuity. The Board expects that each such directors will continue to make substantial contributions to the Company by virtue of their familiarity with, and insight into, the Company’s business and the Company’s business strategy.

All of the nominees have indicated a willingness to continue serving as directors, and the Company has no reason to believe that any nominee will be unavailable or unable to serve. If any of them should decline or be unable to act as a director, the proxy holders will vote for the election of any other person or persons the Board may nominate.

The following sets forth information regarding the business experience of our seven current directors as of November 26, 2025:

Ivan Chen joined our Board in June 2018 and has served as Chairman of the Board since August 2021. Mr. Chen brings extensive experience in the healthcare, life sciences and technology industries. He currently serves as Senior Vice President, General Counsel and Corporate Secretary at Imagen Dental Partners (“Imagen”), a dental partnership organization that provides non-clinical support services to dental practices across the United States. In this role, he is a member of the executive leadership team and oversees all legal, compliance, government relations, insurance/risk and patient relations matters at Imagen. Before joining Imagen, he was Director, Senior Corporate Counsel at PDS Health, one of the largest dental support organizations in the United States, where he focused on acquisitions, dispositions, commercial contracts and healthcare compliance. Prior to joining PDS Health, he was Director, Global M&A Counsel at eBay, a publicly-traded e-commerce platform. In this position, he led the negotiation and execution of numerous U.S. and cross-border acquisitions. Earlier in his career, he was an associate at Morrison & Foerster LLP and at Skadden, Arps, Slate, Meagher & Flom LLP, both large international law firms. In these roles, he focused on transactional, securities and corporate governance matters.

In addition to serving on the Board of our company, Mr. Chen also is on the Board of AiTmed, a privately-held, early-stage telehealth platform. Mr. Chen earned a J.D. from Harvard Law School, a master’s degree from the University of Cambridge, and a bachelor’s degree from Northwestern University. He is admitted to the bar in California and New York and is a registered in-house counsel in Arizona.

We believe Mr. Chen’s qualifications to serve as a director on our Board include his executive leadership experience as an attorney and entrepreneur, as well as his educational background.

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Tom Y. Lee, CPA was appointed to our Board in October 2014 and, in 2019 was appointed as our President and Chief Executive Officer until his resignation in March of 2023. Mr. Lee has served as the President of MicroTube, Inc. as well. Mr. Lee was formerly audit committee chairman at First Continental Bank (which merged with United Commercial Bank in 2003). Mr. Lee has been an active CPA since 1983 and earned a Master’s Degree in Accounting from California State University, Long Beach and a Bachelor’s Degree in Business Administration from TamKang University in Taipei, Taiwan.

We believe Mr. Lee’s qualifications to serve as a director on our Board include his accounting background and expertise as a CPA. The Board also considered Mr. Lee’s commitment to the Company and its technology platform based on his investments in the Company’s stock.

Tom Myers joined our Board in January 2021. He also serves as our Executive Vice President of Technology & Development. Prior to serving as our Executive Vice President of Technology & Development, he was our Chief Operating Officer and our Executive Vice President, Technical Support Services. In his various roles, he led the implementation and application of our SDC technology in customer facilities through problem identification and solution development, custom protocol development and training. Mr. Myers has over 40 years of food industry experience focusing on operations management, quality control and assurance, research and development, product and process development, plant design and construction, food safety and regulatory compliance. Prior to joining our company, Mr. Myers served as the President and Principal of Idaho Milk Products, where he built a $105 million green field dairy proteins plant and launched a worldwide business with revenues in excess of $200 million annually. Mr. Myers also has held executive management roles at Weider Nutrition International, Puritan Quartz Pharmaceuticals, FruitSource Associates and FruitSource Confections, Nancy’s Specialty Foods, Izaki Glico and Berkshire Hathaway Corporation (See’s Candies and See’s Candy Shops). Mr. Myers holds a Bachelor of Science degree from California State University, Long Beach.

We believe Mr. Myers’s qualifications to serve as a director on our Board include his executive leadership experience as the Company’s Chief Operating Officer and his experience in building and growing the Company’s technology.

David M. Rendall joined our Board in January 2021. Mr. Rendall is an attorney and licensed real estate broker in the state of California. Mr. Rendall has been the broker and owner of RE/MAX of Santa Clarita, RE/MAX of Valencia, and RE/MAX Gateway since February 2014. Mr. Rendall manages approximately 175 agents and has annual gross sales volume of over $1 billion. He is the owner of Group One Investments, Inc., a licensed real estate property management and real estate investment firm specializing in commercial management, Value Add commercial real estate investments, real estate syndication and development. He currently sits on the Santa Clarita Valley Economic Development Corporation board and is the Chief Executive Officer of Escrow Advantage, Inc., an independent escrow company. Mr. Rendall also is the general partner, owner, president, managing member, and/or member of multiple businesses and real estate partnerships. In addition to his real estate companies, he is the Principal and Partner of Group One Legal, PC. Mr. Rendall has been practicing real estate since 2001 and law since 2003, when he was admitted to the state bar of California. Mr. Rendall earned a J.D. from Loyola Law School and a bachelor’s degree in Political Science and Sociology from University of California, Los Angeles. He was also an adjunct professor at College of the Canyons, where he taught Real Estate Principles, Real Estate Practices, and Legal Aspects of Real Estate.

We believe Mr. Rendall’s qualifications to serve as a director on our Board include his substantial managerial experience and that his business expertise and insight into specific areas of sales and marketing can provide leadership to the Company through various stages of potential development and growth. In addition, the Board values his legal expertise.

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Robert Bartlett joined our Board in February 2023 and, in March of 2023 was appointed as our President and Chief Executive Officer. Mr. Bartlett retired in 2006 as Chairman of the Board of Advanced Marketing Services, a major distributor of books and media to warehouse clubs worldwide. Since 1995, he has been the founder and was managing director of Combined Resources International, a manufacturer and distributor of picture frames, cork erase boards, and children’s furniture to warehouse clubs in the United States and Canada. From October of 1993 to June 1995, he served as Vice President, Divisional Manager at Anderson Chamberlain, Inc., an in-house general merchandise and food broker for Costco’s warehouse clubs worldwide. From September 1990 to December 1993, he served as Senior Vice President, Operations, Merchandising, Traffic and Distribution with Source Club, Inc., a division of Meijer Stores. From December 1989 to December 1990, he served as Executive Vice President Merchandising, Operations, Traffic and Distribution with The Wholesale Club, Inc. until it was sold to Walmart in 1990. Prior to that, from November 1981 to September 1989, he was promoted to the position of Executive Vice President, Merchandising, Traffic and Distribution at The Price Company, Inc., the first membership warehouse club, which started in San Diego, CA, and later merged with Costco. He served in the United States Army after being drafted in December of 1965, schooled as artillery surveyor/training NCO for an Artillery Battalion, were he was attached to the 7th Army in Europe where he was honorably discharged at the rank of Sergeant E-5 in 1967. After discharge he attended Junior College under the GI Bill.

We believe Mr. Bartlett’s qualifications to serve as a director on our Board include his vast executive experience and expertise in merchandising and distribution to large retail stores and club warehouses and the insight he has into large retail sales and marketing.

Bernard Blotner joined our Board in February 2023. Mr. Blotner retired in April 2020 as Senior Vice President and Corporate Client Group Director with Morgan Stanley Wealth Management. He was associated with Morgan Stanley since 1983, having joined the firm originally with E.F. Hutton & Company. Beginning in 1988, Mr. Blotner and his team focused on serving the investment needs of high net worth individuals and corporations, specifically in relation to stock option plans, stock purchase plans, restricted stock plans, control and restricted securities, and Rule 144 transactions. The team’s assets under management was over $750 million, and plans ranged from small, local companies to multinational Fortune 500 companies. He was a member of the National Association of Stock Plan Professionals, and his licenses included Financial Industry Regulatory Agency Series 7, Series 65, Series 63 and Series 3. Mr. Blotner was named to the list of Forbes Best-In-State Wealth Advisors (2020). He graduated cum laude from Boston College with a Bachelor of Arts degree and received his Master of Arts degree from San Diego State University. Mr. Blotner has served on the Boards of Directors of several not for profit organizations. Prior to joining Morgan Stanley, he was the Program Director of the Jewish Community Center in San Diego.

We believe Mr. Blotner’s qualifications to serve as a director on our Board include his considerable experience in wealth management and asset management and valuable knowledge of the financial markets.

Darin Zehr joined our Board in May 2024. Mr. Zehr brings extensive experience working in the food industry. Since 1990, he has held various roles in food quality and safety, sanitation, and operations management. He is the General Manager of Commercial Food Sanitation LLC, or CFS. CFS, an Intralox Company, is a global food safety consulting and training organization that works across all food industry segments and has operations in North and South America, Europe, Asia, and Australia. Prior to this role, Mr. Zehr spent 22 years with Kraft Foods where he held numerous roles in operations, including Area Sanitation Manager, Business Unit Manager, and Plant Manager. Mr. Zehr received a Bachelor of Science degree in Chemistry from The State University of New York at Oswego.

We believe Mr. Zehr’s qualifications to serve as director on our Board include his considerable experience and commitment working in the food safety industry.

Relationships

Ivan Chen is the nephew of Tom Y. Lee. There are no other family relationships between any current director executive officer, or any director or executive offer during the fiscal year ended July 31, 2025.

Vote Required and Board Recommendation

If a quorum is present, either in person or by proxy, directors will be elected by a plurality of the votes, which means the seven nominees who receive the greatest number of FOR votes will be elected. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

Each person nominated for election has agreed to serve if elected. If any nominee becomes unavailable for any reason (which event is not anticipated) to serve as a director at the time of the meeting, then the shares represented by such proxy may be voted for such other person as may be determined by the proxy holders, unless a contrary instruction is indicated in the proxy.

Directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or their earlier death, resignation or removal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES LISTED ABOVE (ITEM 1 ON THE PROXY CARD).

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PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF WEINBERG & COMPANY, P.A. AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2026

At the Annual Meeting, our stockholders will be asked to ratify the appointment of Weinberg & Company, P.A. (“Weinberg”) as our independent registered public accounting firm for the fiscal year ending July 31, 2026. Weinberg has served as the Company’s auditor since 2019. Our Audit Committee is responsible for approving the engagement of Weinberg as the Company’s independent registered public accounting firm for the year ending July 31, 2026. In the event our stockholders fail to ratify the appointment of Weinberg, the Audit Committee will reconsider its selection. In addition, even if our stockholders ratify the selection, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that a change would be in the best interests of the Company and its stockholders.

The Audit Committee meets with Weinberg on a quarterly or more frequent basis. At such times, the Audit Committee reviews the services performed by Weinberg, as well as the fees charged for such services.

A representative of Weinberg maybe present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. If present the representative is also expected to be available to respond to appropriate questions from stockholders.

Fees Billed to the Company by its independent auditors during Fiscal Years 2025 and 2024.

The following table provides information regarding the fees billed to us by Weinberg & Company, P.A. for the years ended July 31, 2025 and 2024, respectively. All fees described below were approved by the Board or the Audit Committee:

	For the years ended July 31,
	2025	2024
Audit Fees	$108,000	$109,000
Audit-Related Fees	$—	$—
Tax Fees	$28,000	$31,000
All Other Fees	$—	$—
Total Fees	$136,000	$140,000

Audit Fees: For the years ended July 31, 2025 and 2024, the aggregate audit fees billed by our independent public accounting firm were for services rendered for the audit and quarterly reviews of our financial statements, including our Annual Report and our periodic reports, and fees incurred related to the filings of registration statements.

Audit-Related Fees: For the years ended July 31, 2025 and 2024, there were no audit-related fees billed by our independent public accounting firm.

Tax Fees: For the years ended July 31, 2025 and 2024, the aggregate tax fees consist of amounts billed by an affiliate of our independent auditors for services in connection with the preparation of our federal and state tax returns.

All Other Fees: For the years ended July 31, 2025 and 2024, there were no fees billed by our independent public accounting firm for other services, other than the fees described above.

Pre-Approval Policies and Procedures

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee. All audit fees and tax fees listed in the table above were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

Interest of Certain Persons in Matters to be Acted Upon

There are no persons who have a direct or indirect substantial interest in the matter described under Proposal 2 above.

Vote Required and Board Recommendation

The ratification of the appointment of Weinberg as our independent registered public accounting firm for the fiscal year ending July 31, 2026 requires a majority of the votes cast, whether in person or represented by proxy, to vote FOR this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

Submission of the appointment to stockholder approval is not required. However, if our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Weinberg as our independent auditor or whether to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year ending July 31, 2026.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF WEINBERG & COMPANY, P.A. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JULY 31, 2026 (ITEM 2 ON THE PROXY CARD).

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee of the Board of Directors of PURE Bioscience, Inc. with respect to PURE Bioscience’s audited financial statements for the fiscal year ended July 31, 2025, included in the Company’s Annual Report on Form 10-K, filed with the SEC on October 29, 2025. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors currently consists of four non-employee directors, including Messrs. Chen (Chair) and Rendall, Blotner and Zehr. The Board has determined that each of Messrs. Chen and Rendall, Blotner and Zehr, are “independent director” under the listing standards of the NYSE American.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm for the fiscal year ended July 31, 2025, Weinberg was responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

Review with Management

The Audit Committee reviewed and discussed the audited financial statements with management of the Company.

Review and Discussions with Independent Accountants

The Audit Committee met with Weinberg to review the financial statements for the fiscal year ended July 31, 2025. The Audit Committee discussed with a representative of Weinberg the matters required to be discussed by Auditing Standard No. 1301, “Communicating with Audit Committees”. In addition, the Audit Committee met with Weinberg, with and/or without management present, to discuss the overall scope of Weinberg’s audit, the results of its examinations and the overall quality of the Company’s financial reporting. The Audit Committee received the written disclosures and the letter from Weinberg required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committee Concerning Independence, and has discussed with Weinberg its independence, and satisfied itself as to the independence of Weinberg.

Conclusion

Based on the above review, discussions, and representations received, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended July 31, 2025 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

The Audit Committee of the Board of Directors:

Ivan Chen, Chair

Bernard Blotner

David Rendall

Darin Zehr

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PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation program and the compensation paid to our named executive officers as reported in this Proxy Statement.

The Say on Pay vote is advisory, and therefore not binding on the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee and the Board will review the voting results, seek to determine the cause or causes of any significant negative voting, and take the voting results into consideration when making future decisions regarding executive compensation. At our 2025 Annual Meeting, our stockholders approved our Say on Pay Proposal by a vote of 95.49% of the votes cast. Additionally, at our 2024 Annual Meeting our stockholders approved an annual Say on Pay vote at our 2024 Annual Meeting, otherwise known as a “Say When on Pay” proposal. As such, we have determined to hold an advisory vote to approve, on a non-binding advisory basis, the compensation of our named executive officers annually.

The Compensation Committee of the Board of Directors, which is comprised solely of independent directors, has the responsibility for evaluating and authorizing the compensation payable to our executive officers. The goal of our executive compensation program is to attract, motivate and retain executives of outstanding ability, performance and potential. To achieve this goal, the Compensation Committee has designed a package that combines competitive base pay, with incentive cash compensation conditioned on the achievement of predetermined annual performance goals and long-term equity awards. The Compensation Committee believes this package encourages employee retention and the creation of stockholder value. Our compensation program also seeks to be internally consistent with differentials commensurate with the scope of a named executive officer’s responsibilities.

Fiscal Year 2025

During the fiscal year ended July 31, 2025, our “named executive officers” were Robert Bartlett, who serves as our Chief Executive Officer, Tom Myers, who serves as our Executive Vice President of Technology & Development and Mark Elliott, who serves as Vice President, Finance.

Elements of Compensation

Consistent with the size and nature of our Company, our executive compensation program is simple, consisting of a base salary, an annual performance-based cash bonus, long-term equity awards, and eligibility to participate in employee benefit plans that we make available to all of our full-time employees, including group health plan, group term life insurance, and short- and long-term disability benefits.

Taken as a whole, the elements of our compensation package are comparable to those offered by other similarly sized companies in our industry. This allows us to compete in acquiring talent and retaining key executives. Our annual performance-based cash bonuses link executive compensation to the Company’s performance and the individual achievements and performance of our executives. Likewise, equity awards align the interests of our named executive officers with those of our stockholders, thereby creating an incentive to build stockholder value and acting as a retention tool.

The Compensation Committee did not retain a compensation consultant during fiscal year 2025 given the Company’s cash constraints.

Stockholders are encouraged to read the Executive Compensation section of this Proxy Statement for a more detailed discussion of our compensation program.

Base Salary

Base salaries of our named executive officers depend on their job responsibilities, the market rate of compensation paid by companies in our industry for similar positions, our financial position and cash constraints, and external factors like inflation and the projected strength of the economy. The Compensation Committee reviews the base salaries of our named executive officers at least annually.

The annual base salaries of our named executive officers are reflected in the Summary Compensation Table included in this Proxy Statement.

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Annual Performance-Based Cash Bonus

The annual performance-based cash bonus paid to our named executive officers is determined by the Compensation Committee based on the achievement of our corporate goals, weighted by importance, as well as individual goals applicable to the named executive officer’s position. Our corporate goals consist of progress on sales and regulatory approval goals for our product offerings as well as on individual goals. The individual goals of our named executive officers are based on the executive’s job title and responsibilities. In addition, the Compensation Committee retains discretion to adjust the actual amount of the annual bonus based on our stock performance, our accomplishments determined on a qualitative basis, and the strength of our financial and market position at the end of the fiscal year.

Following the end of each fiscal year, the Compensation Committee is responsible for determining the bonus amount payable to the executive officer based on the Company’s and the executive officer’s performance against the performance metrics established by the Compensation Committee for the recently completed fiscal year.

Due to the Company’s limited financial resources and the Company’s performance below the operating plan approved by the Board of Directors, our named executive officers did not receive any cash bonuses for the years ended July 31, 2025 and 2024.

Long-Term Incentive Awards

During the fiscal year ended July 31, 2025, the Compensation Committee authorized the issuance of 965,000 stock options to our named executive officers. Each stock option represents the right to receive one share of common stock, issuable at the time the stock option vests, as set forth in the respective stock option agreements. The breakdown is as follows:

●	Robert Bartlett Option Awards: The Board granted Mr. Bartlett an award consisting of an option to purchase 155,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments. In addition, the Board granted Mr. Bartlett an award consisting of an option to purchase 500,000 shares of common stock subject to Mr. Bartlett’s employment agreement. All 500,000 options vested on the date of grant and carry a ten-year term.

●	Mark Elliott Option Award: The Board granted Mr. Elliott an award consisting of an option to purchase 155,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments.

●	Tom Myers Option Award: The Board granted Mr. Myers an award consisting of an option to purchase 155,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments.

Miscellaneous

Our named executive officers are eligible to participate in employee benefit plans available to all full-time employees, including group health plan, group term life insurance, and short- and long-term disability benefits. We do not sponsor any defined benefit pension plan, nonqualified defined contribution plan, or deferred compensation plan; nor do we provide post-retirement health coverage for our named executive officers.

Vote Required

The Board and Compensation Committee believe the Company’s executive compensation program uses appropriate structures and sound pay practices that are effective in achieving the Company’s core compensation objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the stockholders of PURE Bioscience, Inc. hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, under the section entitled “Executive Compensation.”

If a quorum is present, the approval, on a non-binding advisory basis, of the compensation of our named executive officers requires that a majority of the votes cast, whether in person or represented by proxy, are voted FOR this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

The approval of this proposal is not a condition to the approval of any other proposals submitted to the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (ITEM 3 ON THE PROXY CARD).

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PROPOSAL FOUR

APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Company’s Certificate of Incorporation currently authorizes the Company to issue a total of 205,000,000 shares, consisting of 200,000,000 shares of Common stock, and 5,000,000 shares of preferred stock. Our Board is requesting stockholder approval of an amendment to the Certificate of Incorporation (the “Charter”) to increase the authorized number of shares of Common Stock from 200,000,000 shares to 250,000,000 shares (the “Charter Amendment”). The Company is not seeking any change to the number of shares of authorized preferred stock.

If the stockholders approve the Charter Amendment, we will file a Certificate of Amendment to our Certificate of Incorporation to amend and replace the first two paragraphs of Article IV, in their entirety, to read as follows:

“The total number of shares of stock that the corporation shall have authority to issue is 255,000,000, consisting of the following:

250,000,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.”

Except for the first two paragraphs of Article IV, all of the remaining provisions in the Certificate of Incorporation will remain in full force and effect without change. This description is qualified by the full text of the Charter Amendment that is attached as Appendix A to this Proxy Statement.

The additional Common Stock to be authorized by adoption of the Charter Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed Charter Amendment would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company’s Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. Though the increase in authorized Common Stock could make more difficult or discourage attempts to obtain control of the Company, thereby having an implicit anti-takeover effect, neither it nor the Board views this as an anti-takeover mechanism. The increase in authorized shares of Common Stock is not being proposed in response to any known threat to acquire control of the Company.

Current Usage of Authorized Common Stock

In addition to the                       shares of Common Stock outstanding on the record date of             , 2025, there were:

●	shares of Common Stock issuable upon the vesting and exercise of stock options outstanding;

●	shares of Common Stock issuable upon the vesting and settlement of outstanding restricted stock units;

●	shares of Common Stock reserved for issuance upon the conversion of debt; and

●	shares of Common Stock available for issuance pursuant to the 2024 Equity Incentive Plan.

Therefore, as of             , 2025, there were             shares of Common Stock outstanding or reserved out of the total 200,000,000 authorized shares of Common Stock under our existing Certificate of Incorporation.

Additionally, although we are authorized to issue 5,000,000 shares of preferred stock, there were no shares of preferred stock outstanding as of             , 2025.

Purpose of the Charter Amendment

We have financed our operations primarily through public and private offerings of securities, debt financing, and revenue from product sales and license agreements. Until we can continually generate positive cash flow from operations, we will need to continue to fund our operations with the proceeds of offerings of our equity and debt securities. We will need additional capital to further fund product development and the implementation of our business plan. We intend to cover our future operating expenses through cash on hand, revenue derived from product sales, and through the issuance of additional equity or debt securities. Depending on market conditions, we cannot be sure that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or to our stockholders.

Over the past several years, we have utilized convertible debt financings to fund our operations. During the fiscal years ended July 31, 2023, 2024 and 2025, we raised $1,015,000, $1,785,000 and $2,000,000 from convertible debt financings, respectively.

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If the Charter Amendment is approved, the newly authorized shares would be unreserved and available for issuance upon the approval of the Board at such times, in such amounts, and upon such terms as the Board may determine. Although our Board has no present plans or proposals to issue the additional shares of common stock that would be authorized by the Charter Amendment, we believe that the proposed increase in the number of authorized shares of common stock is desirable in order to enhance our flexibility in taking possible future actions, such as raising additional equity capital to support the Company’s business plan and operations, stock-based acquisitions, equity compensation awards or other corporate purposes.

The proposed amendment will allow the Company to accomplish these objectives without further stockholder approval, unless such approval is expressly required by applicable law. By approving the increase now, in advance of any specific need or plans, we will be able to act in a timely manner when such a need arises or when our Board believes it is in the best interests of the Company and our stockholders to take action, without the delay and expense that would be required at that time to obtain stockholder approval of such an increase as a special meeting of stockholders.

If our stockholders do not approve the Charter Amendment, we may not be able to access the capital markets and raise the capital necessary to execute on our business plan; attract, retain and motivate our employees; or pursue other business opportunities integral to our growth and success.

Effectiveness of the Charter Amendment

Our Board has approved the Charter Amendment. If the Charter Amendment is approved at the 2026 Annual Meeting, the Company intends to promptly file the Certificate of Amendment with the Secretary of State of the State of Delaware. The Charter Amendment will become effective upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date will be required to approve the Charter Amendment. Abstentions will be counted as present for the purposes of determining the presence of a quorum, but will have the same effect as an “against” vote on the proposal. As noted above, we believe that this proposal will be considered a “routine” matter and, as a result, we do not expect there to be any broker non-votes on this proposal. If, however, a broker non-vote occurs, it will have the same effect as an “against” vote on this proposal.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVING AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 200,000,000 SHARES TO 250,000,000 SHARES.

EXECUTIVE OFFICERS

Information Regarding Our Executive Officers

Information with respect to our current named executive officers is shown below. Since Robert Bartlett and Tom Myers also serve on the Board, their biographies are set forth under “Nominees for Directors” above.

Name	Age	Position(s) Held	Position(s) Held Since
Mark Elliott	50	Vice President, Finance	2015

Mark Elliott has served as our Vice President Finance and Principal Financial and Accounting Officer since July 2015. Mr. Elliott joined the Company in 2004 as accounting manager and has been responsible for managing all accounting and regulatory reporting activities since he was promoted to Controller in May 2006. He has also been responsible for establishing all current financial and reporting systems. Prior to joining the Company, Mr. Elliott worked in government accounting. He earned a Bachelor of Science, Business Administration-Accountancy at California State University-San Marcos.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth a summary of cash and non-cash compensation awarded, earned or paid for services rendered to us during the fiscal years ended July 31, 2025 and July 31, 2024 by our named executive officers, consisting of (i) each individual serving as principal executive officer during the fiscal year ended July 31, 2025 and (ii) our other two most highly compensated officers serving during the fiscal year ended July 31, 2025.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Option Awards ($)(2)		Total Compensation ($)
Robert Bartlett	2025	$151,900	$39,400	(3)	$191,300
Chief Executive Officer	2024	$200,000	$15,000	(4)	$215,000
Mark Elliott	2025	$169,200	$9,400	(5)	$178,600
Vice President Finance	2024	$180,000	$15,000	(6)	$195,000
Tom Myers	2025	$188,000	$9,400	(7)	$197,400
Executive Vice President of Technology & Development	2024	$200,000	$15,000	(8)	$215,000

(1)	Amounts reflect salary earned during the respective fiscal years.

(2)	Amounts for the years ended July 31, 2025 and 2024 reflect the grant date fair value for financial statement reporting purposes with respect to stock options granted during the respective fiscal years, calculated in accordance with authoritative guidance.

(3)	Represents an award consisting of options to purchase 655,000 shares of common stock.

(4)	Represents an award consisting of options to purchase 150,000 shares of common stock.

(5)	Represents an award consisting of options to purchase 155,000 shares of common stock.

(6)	Represents an award consisting of options to purchase 150,000 shares of common stock.

(7)	Represents awards consisting of options to purchase 155,000 shares of common stock.

(8)	Represents an award consisting of options to purchase 150,000 shares of common stock.

Narrative to Summary Compensation Table

The compensation program established for the Company’s executive officers consisted of the following elements:

Base Salary: The base salaries of our named executive officers depend on their job responsibilities, the market rate of compensation paid by companies in our industry for similar positions, our financial position and performance, and the strength of our business. Base salaries provide a fixed means of compensation in order to attract and retain talent. The base salary for Mr. Bartlett was voluntary reduced from $200,000 per year to $100,000 per year during the fiscal year ended July 31, 2025. The base salary for Mr. Elliott was voluntary reduced from $180,000 per year to $157,500 per year during the fiscal year ended July 31, 2025. The base salary for Mr. Myers was voluntary reduced from $200,000 per year to $175,000 per year during the fiscal year ended July 31, 2025. Subsequent to July 31, 2025, the base salaries for Messrs. Bartlett, Elliott and Myers were voluntary reduced to $80,000, $147,500 and $155,000, respectively.

Performance-Based Cash Awards: As part of the Company’s executive compensation program, our executive officers are eligible to receive performance-based cash awards. The annual performance-based cash awards are based on the executive officer’s individual performance and the Company’s actual performance compared to the corporate goals approved by the Board and the Compensation Committee. Following the end of each fiscal year, the Board and the Compensation Committee is responsible for determining the bonus amount payable to an executive officer based on that executive officer’s individual performance during the fiscal year and its determination of the Company’s actual performance compared to the corporate goals established for that fiscal year. Due to the Company’s limited financial resources and performance, our named executive officers did not receive any performance-based cash bonuses for the years ended July 31, 2025 and 2024.

Long-Term Equity Awards: Equity ownership by our executive officers and key employees encourages them to create long-term value and aligns their interests with those of our stockholders. As a result, our executive compensation program provides for the issuance of stock options and RSUs as determined by the Compensation Committee and our Board.

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Outstanding Equity Awards at Year-End

The following table provides a summary of all equity awards held by our named executive officers that were outstanding as of July 31, 2025.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Robert Bartlett	655,000	$0.07	8/19/2034	(1)
	150,000	$0.12	7/31/2033	(2)
Mark Elliott	155,000	$0.07	8/19/2034	(3)
	150,000	$0.12	7/31/2033	(4)
	100,000	$0.20	9/30/2032	(5)
	100,000	$0.45	6/18/2031	(6)
	150,000	$0.33	1/29/2030	(7)
	150,000	$0.79	5/15/2030	(7)
Tom Myers	155,000	$0.07	8/19/2034	(8)
	150,000	$0.12	7/31/2033	(9)
	125,000	$0.20	9/30/2032	(10)
	125,000	$0.20	9/30/2032	(10)
	125,000	$0.45	6/18/2031	(11)
	125,000	$0.33	1/29/2030	(12)
	125,000	$0.79	5/15/2030	(12)

(1)	During the year ended July 31, 2025, we granted Mr. Bartlett an award consisting of an option to purchase 155,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments. In addition, we granted Mr. Bartlett an award consisting of an option to purchase 500,000 shares of common stock subject to Mr. Bartlett’s employment agreement. All 500,000 options vested on the date of grant and carry a ten-year term.

(2)	During the year ended July 31, 2024, we granted Mr. Bartlett an award consisting of an option to purchase 150,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments.

(3)	During the year ended July 31, 2025, we granted Mr. Elliott an award consisting of an option to purchase 155,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments.

(4)	During the year ended July 31, 2024, we granted Mr. Elliott an award consisting of an option to purchase 150,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments.

(5)	During the year ended July 31, 2023, we granted Mr. Elliott awards consisting of an option to purchase 100,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments.

(6)	During the year ended July 31, 2021, we granted Mr. Elliott awards consisting of an option to purchase 100,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments.

(7)	During the year ended July 31, 2020, we granted Mr. Elliott awards consisting of an option to purchase 300,000 shares of common stock. The options have a five-year term and vest in four quarterly installments.

(8)	During the year ended July 31, 2025, we granted Mr. Myers an award consisting of an option to purchase 155,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments.

(9)	During the year ended July 31, 2024, we granted Mr. Myers awards consisting of an option to purchase 150,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments.

(10)	During the year ended July 31, 2023, we granted Mr. Myers awards consisting of an option to purchase 250,000 shares of common stock. 125,000 options vest quarterly over one year. The remaining 125,000 options vest annually over two years. All 250,000 options have a ten-year term.

(11)	During the year ended July 31, 2021, we granted Mr. Myers awards consisting of an options to purchase 125,000 shares of common stock. The options have a ten-year term and vest in four quarterly installments.

(12)	During the year ended July 31, 2020, we granted Mr. Myers awards consisting of an options to purchase 250,000 shares of common stock. The options have a five-year term and vest in four quarterly installments.

During the year ended July 31, 2025, Messrs. Bartlett, Elliott and Myers had 650,000, 150,000 and 150,000 option awards vest, respectively. There was no respective value on vesting.

On March 15, 2023, we entered into an employment agreement with Robert Bartlett, or the Bartlett Employment Agreement, to serve as our Chief Executive Officer pursuant to which Mr. Bartlett was entitled to receive an annual base salary of $300,000, a one-time signing bonus of $17,500 and an option to purchase 500,000 shares of our common stock to be granted at a future date. During the fiscal year ended July 31, 2025, Mr. Bartlett’s salary was voluntarily reduced from $200,000 to $100,000. Mr. Bartlett’s employment is “at will” and may be terminated at any time, with or without cause (as defined in the Bartlett Employment Agreement) with 30-days advance written notice.

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Employment Agreements; Potential Payments Upon Termination or a Change in Control for Current Executive Officers

Pay-Versus-Performance

As required by Section 952(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid ( “CAP”) and our financial performance for each of the last two completed fiscal years. In determining the CAP to our named executive officers ( “NEOs”), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this disclosure differ from those required in the Summary Compensation Table. For our NEOs, other than our principal executive officer (the “PEO”), compensation is reported as an average.

					Average		Value of Initial Fixed
					Summary Compensation	Average	$100 Investment
	Summary Compensation		Compensation		Table Total for	Compensation Actually Paid	Based On Total
Year	Table Total for PEO(1)		Actually Paid to PEO(2)		Non-PEO NEOs(3)	to Non-PEO NEOs(4)	Stockholder Return(5)	Net Loss (in thousands)(6)
	Robert Bartlett	Tom Y. Lee	Robert Bartlett	Tom Y. Lee
2025	$151,900	$—	$112,500	$—	$178,600	$159,800	$9.00	$2,400
2024	$200,000	$—	$185,000	$—	$190,000	$160,000	$8.00	$3,350
2023	$129,800	$92,000	$129,800	$67,800	$187,500	$179,100	$9.00	$3,961

(1)	Our PEOs for each year reported are as follows: fiscal 2025 and fiscal 2024: Robert Bartlett, our current Chief Executive Officer. Fiscal 2023: Robert Bartlett, our current Chief Executive Officer, and Tom Y. Lee, our former President and Chief Executive Officer.
(2)	In accordance with SEC rules, the following adjustments were made to determine the CAP to Robert Bartlett during fiscal years 2025, 2024 and 2023 and Tom Y. Lee during fiscal year 2023, which consisted solely of adjustments to the PEO’s equity awards:

Description of Adjustment	Robert Bartlett			Tom Y. Lee
Fiscal Year	2025	2024	2023	2023
Summary Compensation Table - Total Compensation	$151,900	$200,000	$129,800	$92,000
- Grant Date Fair Value of Option Awards Granted in the Covered Fiscal Year	$(39,400)	$(15,000)	$—	$(48,000)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards Granted in the Covered Fiscal Year	$—	$—	$—	$23,800
+ Change in Fair Value of Outstanding and Unvested Option Awards Granted in Prior Fiscal Years	$—	$—	$—	$—
+ Fair Value on Vesting Date of Option Awards Granted in the Covered Fiscal Year that Vested During the Covered Fiscal Year	$—	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Option Awards Granted in Prior Fiscal Years that Vested in the Covered Fiscal Year	—	—	$—	$—
- Fair Value as of Prior Fiscal Year-End of Option Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During the Covered Fiscal Year	$—	$—	$—	$—
Compensation Actually Paid	$112,500	$185,000	$129,800	$67,800

(3)	The non-PEO NEOs for whom the average compensation is presented in this table for fiscal years 2025, 2024 and 2023 are Tom Myers and Mark Elliott. The dollar amounts reported in this column represent the average of the amounts reported for the non-PEO NEOs in the “Total” column of the Summary Compensation Table in the applicable fiscal year.
(4)	In accordance with SEC rules, the following adjustments were made to determine the CAP on average to our non-PEO NEOs during fiscal years 2025, 2024 and 2023, which consisted solely of adjustments to the non-PEO NEOs’ equity awards:

Description of Amount	2025	2024	2023
Summary Compensation Table - Total Compensation	$178,600	$190,000	$187,500
- Grant Date Fair Value of Option Awards Granted in the Covered Fiscal Year	$(18,800)	$(30,000)	$(26,000)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards Granted in Covered Fiscal Year	$—	$—	$17,600
+ Change in Fair Value of Outstanding and Unvested Option Awards Granted in Prior Fiscal Years	$—	$—	$—
+ Fair Value on Vesting Date of Option Awards Granted in the Covered Fiscal Year that Vested During the Covered Fiscal Year	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Option Awards Granted in Prior Fiscal Years that Vested in the Covered Fiscal Year	$—	$—	$—
- Fair Value as of Prior Fiscal Year-End of Option Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During the Covered Fiscal Year	$—	$—	$—
Compensation Actually Paid	$159,800	$160,000	$179,100

(5)	Total Stockholder Return illustrates the value, as of the last day of the indicated fiscal year, of an investment of $100 in our Common Stock on July 31, 2021.
(6)	The dollar amounts reported represent the amount of net loss reflected in our audited financial statements for the applicable year.

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Compensation Actually Paid and Total Stockholder Return

The following graph reflects the relationship between the PEO and average non-PEO NEO CAP versus the Company’s cumulative Total Stockholder Return, assuming an initial fixed investment of $100, for the fiscal years ended July 31, 2025, 2024 and 2023.

Compensation Actually Paid and Net Loss

The following graph reflects the relationship between the PEO and average non-PEO NEO CAP and the Company’s net loss for the fiscal years ended July 31, 2025, 2024 and 2023.

Code Section 162(m) Provisions

Section 162(m) of the U.S. Internal Revenue Code, or the IRS Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four most highly compensated officers. Prior to changes in tax law taking effect in 2018, there was an exception to the $1.0 million limitation for performance-based compensation, including stock options, meeting certain requirements. Before such amendments we had not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the IRS Code. The exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Chief Executive Officer and certain other executive officers in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

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DIRECTOR COMPENSATION

Compensation of Directors

Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees.

Our director compensation is overseen by the Compensation Committee, which makes recommendations to our Board of Directors on the appropriate structure for our non-employee director compensation program and the appropriate amount of compensation to offer to our non-employee directors. Our Board of Directors is responsible for final approval of our non-employee director compensation program and the compensation paid to our non-employee directors. The Compensation Committee did not retain a compensation consultant to review the compensation of our directors during fiscal year 2025 given the Company’s cash constraints.

Non-Employee Director Compensation

The following table sets forth compensation earned in the fiscal year ended July 31, 2025 by each of our non-employee directors who are not named executive officers.

	Fees Earned or Paid in Cash	Option Awards	Total Compensation
Name	($)	($)(1)	($)
Ivan Chen	$28,125	$8,400	$36,525
Tom Y. Lee	$22,500	$7,000	$29,500
David M. Rendall	$25,500	$7,000	$32,500
Bernard Blotner	$25,500	$7,000	$32,500
Darin Zehr	$25,000	$7,000	$32,500

(1)	Amounts for the year ended July 31, 2025 reflect the grant date fair value for financial statement reporting purposes with respect to stock options granted during the fiscal year, calculated in accordance with authoritative guidance.

As of July 31, 2025, our non-employee directors held the following options to purchase shares of our common stock: Mr. Chen – 1,025,000; Mr. Lee – 1,825,000; Mr. Rendall – 475,000; Mr. Blotner – 250,000; and Mr. Zehr – 125,000.

Narrative to Director Compensation Table

During the third quarter of fiscal year 2025, Board compensation was voluntarily reduced by half. Each non-employee director of the Company receives cash fees from the Company for their services as members of the Board, and any Board Committees, as follows:

●	Each non-employee director receives an annual fee of $15,000 payable for such director’s service on the Board and each member of the Audit Committee and Compensation Committee receives an additional annual fee of $1,000 and $1,000, respectively, payable for such director’s service on that Board Committee.

●	The Chair of the Audit Committee receives an additional annual fee of $2,500 for such Chair’s service and the Chair of the Compensation Committee receives an additional annual fee of $1,250 for such Chair’s service.

Subsequent to July 31, 2025, Board cash compensation was voluntarily eliminated.

Annual fees are normally paid to each non-employee director in four equal installments on a quarterly basis. Any non-employee directors serving a portion of the year are entitled to receive such fees on a pro rata basis based on their length of service during the year. Mr. Myers and Mr. Bartlett did not receive any additional compensation for their board service.

Additionally, new members of the Board are entitled to receive stock options in an amount to be determined by the Compensation Committee or the Board.

During the fiscal year ended July 31, 2025, Messrs. Chen, Lee, Rendall, Blotner and Zehr received options to purchase 150,000, 125,000, 125,000, 125,000 and 125,000 shares of common stock, respectively. The options vest fifty percent (50%) on the date of the next annual meeting and fifty percent (50%) on the date of the following year’s annual meeting.

In the past, our Board has approved each year, generally in the first or second calendar quarter of the year, an annual option or stock grant for our non-employee directors. Any such grant is at the discretion of the Board, which considers the recommendation of our Compensation Committee. Upon the Board’s approval of any such grant, each non-employee director generally may elect whether to receive the grant as an option or stock award.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of December 10, 2025, or the Evaluation Date, by: (i) each of our current directors, (ii) each of our named executive officers as set forth in this Proxy Statement, (iii) all directors and executive officers as a group and (iv) our five percent or greater stockholders. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 111,856,473 shares outstanding as of the Evaluation Date, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options or warrants or settlement of restricted stock units that are either immediately exercisable or exercisable within 60 days of the Evaluation Date. These shares are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name (1)	Number of Shares Beneficially Owned		Percent of Common Stock
Tom Y. Lee	45,950,625	(2)	29.12%
Mark Elliott	1,002,350	(3)	*
Tom Myers	2,005,100	(4)	1.76%
Ivan Chen	1,825,000	(5)	1.61%
David M. Rendall	989,871	(6)	*
Robert Bartlett	1,105,000	(7)	*
Bernard Blotner	372,500	(8)	*
Darin Zehr	237,500	(9)	*
All of our executive officers and directors as a group (9 persons)	54,205,944	(10)	35.56%

*	Indicates less than one percent of the outstanding shares of the Company’s common stock.

(1)	Unless, noted below, the address for each person listed in the table is c/o PURE Bioscience, Inc., 771 Jamacha Road, #512, El Cajon, California 92019.

(2)	Consists of 1,937,500 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, and 44,013,125 shares of common stock held directly by Mr. Lee and his affiliates.

(3)	Consists of 930,000 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, and 72,350 shares of common stock held directly by Mr. Elliott.

(4)	Consists of 1,155,000 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, and 850,100 shares of common stock held directly by Mr. Myers.

(5)	Consists of 1,075,000 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, and 750,000 shares of common stock held directly by Mr. Chen.

(6)	Consists of 587,500 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, and 402,371 shares of common stock held directly by Mr. Rendall.

(7)	Consists of 1,055,000 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, and 50,000 shares of common stock held directly by Mr. Bartlett.

(8)	Consists of 362,500 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, and 10,000 shares of common stock held directly by the Blotner Family 1998 Trust.

(9)	Consists of 237,500 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, and held directly by Mr. Zehr.

(10)	Consists of 8,045,000 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date and 46,160,944 shares of common stock, held by all directors and executive officers as a group.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”), requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

To the Company’s knowledge, no person who, during the fiscal year ended July 31, 2025, was a director or officer of the Company, or beneficial owner of more than ten percent of the Company’s Common Stock (which is the only class of securities of the Company registered under Section 12 of the Act), failed to file on a timely basis reports required by Section 16 of the Act during such fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions, and Director Independence

Except as described below and other than Board or employment relationships and compensation resulting from those employment relationships, no director, executive officer, 5% stockholder or immediate family member of any of the foregoing, was a party to any transaction or series of transactions since August 1, 2023 (the beginning of the year ended July 31, 2024), or is to be a party to any currently proposed transaction or series of proposed transactions, in which (i) we were or are to be a participant, (ii) the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at fiscal year-end for the fiscal years ended July 31, 2025 and 2024, which is $9,380, and (iii) any director, executive officer, or immediate family member of any of the foregoing had or will have a direct or indirect material interest.

For information with respect to the compensation paid to our executive officers and directors, see heading “Executive Compensation” of this Proxy Statement.

Equity Transactions with our Directors and Officers

Fiscal 2025 Note Purchase Agreement

On September 16, 2024, the Company entered into the 2025 Note Purchase Agreement, with the 2025 Lenders, pursuant to which the Company issued the 2025 Lenders the 2025 Notes with an aggregate principal balance of $500,000. The 2025 Note Documents provide for subsequent closings for an aggregate offering size of $3.0 million in principal balance. Tom Y. Lee, a member of the Company’s Board of Directors, or the Board, invested $500,000 in the 2025 Private Placement, through affiliates or directly. The disinterested members of the Board approved the 2025 Private Placement.

During the fiscal year ended July 31, 2025, the Company issued additional 2025 Notes to Mr. Lee and his affiliates pursuant to the 2025 Note Purchase Agreement in subsequent closings with an aggregate principal of $1,500,000. As of July 31, 2025, $2,000,000 of principal was outstanding under the 2025 Note Documents.

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March and June 2024 Note Purchase Agreement

On March 22, 2024, the Company entered into the 2024 Note Purchase Agreement, with the Lenders, pursuant to which the Company issued the 2024 Notes, with an aggregate principal balance of $500,000, in the 2024 Private Placement. The 2024 Note Documents provide for subsequent closings for an aggregate offering size of $3.0 million in principal balance. Tom Y. Lee, a member of the Board, invested $500,000 in the 2024 Private Placement, through affiliates or directly.

On June 21, 2024, we issued an additional 2024 Note to Mr. Lee pursuant to the 2024 Note Purchase Agreement in a subsequent closing with an aggregate principal of $500,000. The disinterested members of the Board approved the 2024 Private Placement. As of July 31, 2025, $1,000,000 of principal was outstanding under 2024 Note Documents.

July and October 2023 Note Purchase Agreements

In July, 2023, the Company entered into the 2023 Note Purchase Agreement with the 2023 Lenders pursuant to which the Company issued the 2023 Lenders the 2023 Notes, with an aggregate principal balance of $1,015,000 in the 2023 Private Placement. The 2023 Note Documents provide for subsequent closings for an aggregate offering size of $1.8 million in principal balance. Messrs. Tom Y. Lee and Ivan Chen, each members of the Board invested $1,000,000 and $15,000, as of July 31, 2023, respectively in the 2023 Private Placement, through affiliates or directly. On October 20, 2023, we issued an additional 2023 Note to Mr. Lee pursuant to the 2023 Note Purchase Agreement in a subsequent closing with an aggregate principal of $785,000. The disinterested members of the Board approved the 2023 Private Placement. As of July 31, 2025, $1,800,000 of principal was outstanding under 2023 Note Documents.

Compensation of Our Current Directors and Executive Officers

For information with respect to the compensation offered to our current directors and executive officers, please see the descriptions under the headings “Executive Compensation” and “Director Compensation” in this Proxy Statement.

Related Party Transaction Policy and Procedures

Pursuant to our Related Party Transaction and Procedures, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee or our independent directors. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited, to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

Compensation Committee Interlocks and Insider Participation.

None of the members of our Compensation Committee are or have been an officer or employee of us. During fiscal 2025, 2024 and 2023, no member of our Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K, except as set forth above, none of our executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our Compensation Committee or board of directors.

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OTHER MATTERS

The management of the Company is not aware of any matter to be acted upon at the Annual Meeting other than the matters described above. However, if any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies thereon in accordance with their best judgment on such matter.

STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

Stockholders interested in submitting a proposal for consideration at our 2027 Annual Meeting of Stockholders must do so by sending such proposal to our Corporate Secretary at PURE Bioscience, Inc., 771 Jamacha Rd. #512, El Cajon, CA 92019 telephone (619) 596-8600. Under the SEC’s proxy rules (Rule 14a-8), the deadline for submission of proposals to be included in our proxy materials for the 2027 Annual Meeting is              , 2026. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2027 Annual Meeting in accordance with the SEC’s proxy rules, any such stockholder proposal must be received by our Corporate Secretary on or before              , 2026, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the applicable requirements of our Bylaws. Any stockholder proposal received after              , 2026 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than December 21, 2026.

Our Bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. Pursuant to our Bylaws, the date after which notice to the Company of a stockholder proposal submitted outside the process of Rule 14a-8 is considered timely is as follows, provided that such notice meets the information and other requirements set forth in our Bylaws:

●	A stockholder seeking to have a proposal, including nominations of persons for election as directors, included in the Company’s proxy materials must deliver written notice to the Company of such proposal between , 2026 and , 2026, unless the date of the 2027 Annual Meeting is more than 30 days before or after the one-year anniversary of the 2026 Annual Meeting, in which case such notice must be delivered to the Company on the later of the 90th day before the date of the 2027 Annual Meeting or the 15th day following the day on which public announcement of the date of the 2027 Annual Meeting is first made.

●	A stockholder not seeking inclusion of a proposal in the Company’s proxy materials must deliver written notice to the Company not less than 90 days before the date of the 2027 Annual Meeting.

If a stockholder that has notified the Company of its intention to present a proposal at the 2027 Annual Meeting does not appear or send a qualified representative to present his proposal at the 2027 Annual Meeting, the Company need not present the proposal for a vote at the 2027 Annual Meeting.

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HOUSEHOLDING OF ANNUAL MEETING MATERIALS

We have adopted “householding,” a procedure approved by the SEC under which stockholders who share an address will receive a single copy of the Important Notice Regarding the Availability of Proxy Materials and, if applicable, the proxy materials. This procedure reduces printing costs and mailing fees, while also reducing the environmental impact of the distribution of documents related to the Annual Meeting. If you reside at the same address as another PURE Bioscience stockholder and wish to receive a separate copy of the Important Notice Regarding the Availability of Proxy Materials and, if applicable, the proxy materials, you may submit a written or oral request to: Attn: Corporate Secretary, PURE Bioscience, Inc., 771 Jamacha Rd. #512, El Cajon, CA 92019, telephone (619) 596-8600. Upon your request, we will promptly deliver a separate copy to you. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions. The Proxy Statement and our Annual Report are also available at www.proxyvote.com.

Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker directly. You may also call (800) 542-1061 or write to: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). Any stockholders who share the same address and currently receive multiple copies of the Important Notice Regarding the Availability of Proxy Materials and, if applicable the Annual Meeting materials who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or PURE Bioscience at the contact information listed above, to request information about householding.

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ANNUAL REPORT

Our Annual Report to Stockholders, which contains our Annual Report on Form 10-K for the year ended July 31, 2025, which we filed with the SEC on October 29, 2025, will also be made available (without exhibits), free of charge, to interested stockholders upon written request to PURE Bioscience, Inc., 771 Jamacha Rd. #512, El Cajon, CA 92019, Attention: Corporate Secretary. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered to be proxy-soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS

, 2026	Chief Executive Officer

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Appendix A

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

PURE BIOSCIENCE, INC.,

a Delaware Corporation

Pure Bioscience, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Paragraph (A) of Article IV of the Corporation’s Certificate of Incorporation is hereby amended and restated in their entirety as follows:

“The total number of shares of stock that the corporation shall have authority to issue is 255,000,000, consisting of 250,000,000 shares of Common Stock with a par value of $0.01 per share and 5,000,000 shares of Preferred Stock with a par value of $0.01 per share.”

2. The foregoing amendment to the Certificate of Incorporation has been duly approved by the Board of the Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of Delaware.

3. The foregoing amendment to the Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 242 of the General Corporation Law of Delaware and the Corporation’s Certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed this ______ day of _________, 2026.

PURE BIOSCIENCE, INC.

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION